Freightquote Acquisition Conference Call December 2, 2014 John Wiehoff, Chairman & CEO Chad Lindbloom, CFO Scott Satterlee, Senior Vice President Tim Gagnon, Director, Investor Relations EXHIBIT 99.2

Safe Harbor Statement
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Except for the historical information contained herein, the matters set forth in this presentation and the accompanying earnings release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry;
freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; changes to our share repurchase activity; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
In addition, such forward-looking statements relate to the expected closing date of the acquisition and the anticipated benefits of the acquisition. Actual results could differ materially from those projected in these forward-looking statements as a result of (i) unexpected delays in obtaining regulatory approvals;
(ii) the inability of either C.H. Robinson or Freightquote.com, Inc. to satisfy the conditions to the consummation of the acquisition; (iii) unforeseen difficulties in integrating the operations of Freightquote;
or (iv) unanticipated negative reaction to the proposed transaction by customers or suppliers.

3 Call Agenda • Freightquote overview • Transaction summary • Strategic rationale * *

Freightquote
• Projected 2014 gross revenues of $623 million
• Projected 2014 net revenues of $124 million
• Approximately 1,000 employees,
Headquartered in Kansas City, MO
• 80,000 customers
• Less than Truckload, Truckload and Intermodal services
• Founded in 1999; privately held
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Transaction Summary
• Purchase Price: $365 million in cash
• Approvals and Timing
• Expected to be financed by expanding existing credit facility
• Transaction expected to be modestly accretive in year one
• Subject to regulatory approvals and customary closing conditions
• Expected closing Q1 2015
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Strategic Rationale
• Freightquote has 80,000 customers with the majority being smaller businesses
• Substantial combined scale in LTL
• E-commerce solution drives sales and quoting efficiencies for customers
• Talented, motivated team
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